Exhibit 99.2


John H. Harland Company  JH  Q4 Year-End 2003 Earnings Call    January 29, 2004


John H. Harland Company
Transcript of FY 2003 Q4 Earnings Conference Call
January 29, 2004



Operator
--------------------------------------------------------------------------------

Good day everyone and welcome to the John H. Harland Company fourth quarter year-end 2003 Earnings Results Conference Call. Just a remainder, this call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Henry Bond, Treasurer and Vice President, Investor Relations. Please go ahead sir.


Henry R. Bond, Treasurer and Vice President, Investor Relations
--------------------------------------------------------------------------------

Thank you, Brett. Thanks for joining us on Harland's 2003 fourth quarter and year-end earnings conference call. Also with me this morning are Tim Tuff, Chairman and Chief Executive Officer, and Charlie Carden, Chief Financial Officer. In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's website at www.harland.net.

I would like to make a brief cautionary statement that certain words and phrases such as, `should result,' or 'will continue,' 'estimated' or `projected' and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the company's historical experience and present expectations or projections. Caution should be taken not to place undo reliance on such forward-looking statements, which speak only as of this date. The very factors that affect the company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections. Factors are discussed in some detail in our press release, our 10-K, and our 10-Q. And, I would refer you to these for further clarification. And, with that out of the way, I will turn the call over to Charlie Carden.


Charles B. Carden, Senior Vice President and Chief Financial Officer
--------------------------------------------------------------------------------

Thank you, Henry and good morning. For the fourth quarter of 2003, Harland consolidated sales of $208.3 million were up slightly from $208.1 million for the same period a year ago. Net income for the fourth quarter was $16.8 million, up $2.1 million or 14.3% from last year's fourth quarter reported net income of $14.7 million. Diluted earnings per share for this year's fourth quarter were 59 cents compared to diluted earnings per share of 50 cents reported for the fourth quarter of 2002.

The fourth quarter of 2003 results included a pre-tax gain of $2.7 million, equivalent to 9 cents per share, on the sale of certain investments, including our remaining investment in Bottomline Technologies, improved operating performance in our Scantron and Software & Services segments, pre-tax charges of $6.7 million, equivalent to 14 cents per share, related to the Printed Products reorganization announced in September 2003, lower Checks' volumes and increased SG&A expenses attributable to the Company's continued investment in sales, new marketing programs, and new systems for the Printed Products segment.

The fourth quarter 2002 results included a $3 million pre-tax charge, equivalent to 10 cents per share, related to acquired in-process research and development from the INTERLINQ acquisition, a pre-tax loss of $1.8 million, equivalent to 4 cents per share, on the disposition of equity and debt investments in Netzee and a $1 million pre-tax charge, equivalent to 2 cents per share, related to the accelerated vesting of certain restricted stock grants.

Consolidated sales for the full year of 2003 were $786.7 million, up $18.9 million or 2.5% and $767.8 million for the same period a year ago. Net income for 2003 was $56 million, up $3.6 million or 6.7% from last year's reported net income of $52.4 million.

Diluted earnings per share for 2003 were $1.97 compared with diluted earnings per share of $1.73 reported for 2002. Results for 2003 included pre-tax charges of $6.9 million, equivalent to 15 cents per share related to the Printed Products reorganization and pre-tax gains on sales of certain investments of $3.2 million, equivalent to 11 cents per share. Results for 2002 included pre-tax charges of $13 million, equivalent to 30 cents per share. Those 2002 charges related to the accelerated vesting of certain restricted stock grants, the in-process research and development charge related to the INTERLINQ acquisition and the loss on the disposition of debt and equity investments resulting from the sale of Netzee and a write-down of the Netzee investment prior to the sale.

A 6.1% decrease from 30.2 million weighted average diluted shares outstanding in 2002 to 28.4 million in 2003 also had a favorable impact on earnings per share. The net decrease in shares outstanding resulted largely from the Company's share repurchase program.

Turning to operations, as stated earlier, consolidated sales for the fourth quarter were $208.3 million, compared with sales of $208.1 million in the fourth quarter of 2002 with the Software & Services and Scantron segments reporting increases which more than offset a decrease in Printed Products.

Sales for Software & Services increased 14.9% compared with last year due to higher sales for all business units, except Delivery Systems. Organic sales growth for Software & Services was 4.3%. Sales for Scantron were up 5.6% compared with last year, all organic, due to higher sales in all business units--primarily forms sales in Testing and Assessment, survey services and Optical Mark Reading equipment sales in Data Collection and installation services in the Service Group. Sales for Printed Products decreased 5.7%, due primarily to volume declines in Checks partially offset by favorable price mix in Checks and increased sales for Direct Marketing Investment Services.

Consolidated gross profit for the fourth quarter of 2003 was 48.1% of sales, down from 49.1% for the same period last year. Cost of sales for the fourth quarter of 2003 include charges of $3.8 million related to the plant consolidations included in the Printed Products reorganization announced in September. A favorable change in sales mix, cost management and productivity improvement initiatives partially offset the impact of those charges during the quarter.
                                       2

The balance of my comments will be focused on the operations of our three business segments.

The Printed Product segment consists of Checks, Direct Marketing/Investment Services, Harland Business Solutions and Analytical Services, our behavioral modeling services business, which was transferred from Software & Services during the second quarter of 2003. Prior periods for Printed Products and Software & Services have been restated to reflect this transfer for comparability.

The Software & Services segment consists of Harland Financial Solutions, which includes Core Systems, Delivery Systems, Mortgage Solutions and Retail Solutions. Core Systems includes Premier Systems Inc., a provider of service bureau services for credit unions, acquired in June 2003. Mortgage Solutions includes INTERLINQ, acquired in October 2002, which is the leading provider of mortgage loan origination, production and servicing solutions to banks, thrifts, credit unions and mortgage companies.

Scantron is the third segment and includes Data Collection, Testing & Assessment and the Services Group.

Printed Products' segment income in the fourth quarter decreased 42.5% from $25.2 million in 2002 to $14.5 million in 2003 on a 5.7% decrease in sales from $136.7 million in 2002 to $128.9 million in 2003. The sales decrease resulted from a 5.3% decrease in Checks' sales and a 3.4% decrease in Harland Business Solutions sales, partially offset by a 4.4% increase in Direct Marketing / Investment Services sales. The decrease in Checks' sales was primarily attributable to a 9.3% decline in checks' unit volume in its domestic imprint operations for the quarter compared with the same period a year ago, which resulted from customer losses in the Checks' business unit and a general market decline. A 4% improvement in average price per unit resulting from a change in sales mix partially offset by the impact of lower unit volume on Checks' sales for the quarter.

As mentioned earlier, Harland Business Solutions' sales were down compared with the prior year. The loss of a large account was partially offset by an improved market for existing business software accounts and increased scale of the outsourcing program for business products on behalf of financial institutions.

Direct Marketing / Investment Services sales increased primarily due to the growth of its statement mailing service offering introduced last year. The higher margin traditional direct marketing / investment services business continued to be adversely affected by low levels of credit card promotions.

The combination of Printed Products reorganization charges totaling $6.7 million, higher selling expenses, higher expenses for new marketing programs and higher enterprise IT expenses unfavorably affected Printed Products' profitability during fourth quarter of 2003 compared with the same period of 2002. Process improvements in new technology in Checks' manufacturing operations, which resulted in a 16.3% reduction in domestic imprint operations headcount, partially offset the impact of those unfavorable items.

As mentioned earlier, Software & Services reported a sales increase of 14.9% in the fourth quarter compared with same quarter a year earlier, with all business units reporting higher sales except Delivery Systems. Organic growth was $1.9 million or 4.3% for the quarter compared with the prior year.

In addition to the sales increase, backlog increased 131.1% from last year's fourth quarter to $101.6 million. The increase in backlog from the prior year was due to acquisitions and stronger bookings. Excluding the impact of acquisitions, backlog increased 24.1% from last year's fourth quarter. Backlog increased 11.5% from this year's third quarter due to strong fourth quarter bookings.

Segment income for Software & Services was $7 million compared with $3.3 million in 2002 due primarily to the impact of the $3 million in-process research and development charge in 2002 related to the INTERLINQ acquisition and the sales increase. The favorable impacts of the 2002 charge and the sales increase were partially offset by severance expense of $1.2 million during the fourth quarter of 2003 related to headcount reductions and management incentive plan expenses of $900,000 included in segment expenses during 2003 that were included in corporate expenses during 2002.

Scantron's sales were up 5.6%, all organic, in the fourth quarter of 2003 compared with the fourth quarter of last year due to stronger sales in all Scantron business units including traditional forms in Testing and Assessment, survey services and OMR equipment in Data Collection and installation services in the Service Group.

Segment income was up 38.1% for the quarter from $6.5 million in 2002 to $9.0 million in 2003 due primarily to the sales increase, a favorable change in sales mix and the benefit of cost reduction initiatives implemented throughout 2003 largely in response to the weak market for technology solutions in education. While we do not see the market improving materially for new technology solutions in education in the near term, traditional Testing and Assessment products, especially forms, should continue to perform well.

Interest expense for the fourth quarter was $1.2 million, a decrease of about $600,000 from last year due to less debt outstanding and lower interest rates. Debt outstanding was $127.2 million at year-end 2003 compared with $144.2 million at the year-end 2002. The decrease of $16.9 million is an indicative of our strong cash flow during 2003 considering the $44 million of upfront contract payments, $39.1 million of stock repurchases, $28.1 million of capital expenditures, and $11.3 million of acquisitions net of cash acquired over this period. We expect net interest expense for 2004 will be approximately $6 million, about the same as 2003.

The debt outstanding of $127.2 million at year-end is classified as a current liability on the balance sheet because the credit facility has a maturity date of August 2004. We are currently in the process of finalizing a new credit facility that we expect to have in place well before the August maturity of the current facility. Upon closing the new facility, debt outstanding will be classified as long-term.

The effective tax rate was 33.5% for the fourth quarter of 2003 compared with 37.2% for the fourth quarter of 2002. The decline in the effective tax rate largely reflects the release of a valuation allowance related to the utilization of capital loss carry forwards, the favorable renewal of an industrial revenue grant related to the Company's operations in Puerto Rico, a reduction in the effective state tax rate and a reduction in certain estimated permanent tax differences. The ongoing effective rate for 2004 operations is projected to be approximately 38%.

During the fourth quarter, we repurchased 735,600 shares at an aggregate cost of $20 million, or $27.15 per share, which completed the 2.9 million-share authorization approved in March 2000 and utilized a portion of the 3 million-share authorization approved in January 2003. There are 2.6 million shares available remaining for purchase under the current authorization. For the year, we repurchased 1.6 million shares at an aggregate cost of $39.1 million, or $24.92 cents per share.

Turning to the outlook, we had a good fourth quarter and, excluding the Printed Products reorganization costs and gains on sales of certain investments, our earnings for 2003 were in the range we provided a year ago. We expect 2004 to be another solid year for the company. On a GAAP basis, we expect diluted earnings per share to be in the range of $1.91 cents to $1.96 cents per share, compared with $1.97 per share for 2003. The 2004 guidance includes the impact of an estimated 20 cents per share for Printed Products exit costs and severance charges. As we discussed earlier, 2003 earnings per share of $1.97 included 15 cents per share of exit costs and severance charges partially offset by 11 cents per share of gains on sales of investments.

For the first quarter of 2004, we are expecting earnings to be in the range of 33 cents to 38 cents per share, down from the 46 cents in the first quarter of 2003. The range for the first quarter of 2004 includes about 2 cents per share of net exit costs and severance charges. These charges include the gain on the sale of a facility as part of the reorganization, which is expected to be realized in the quarter.

First quarter results will be down from last year as lower earnings in Printed Products are expected to more than offset improved profitability in Software and Scantron. We are expecting favorable year-over-year GAAP net income comparisons in the second half of the year.

Printed Product segment income is expected to improve during the year as cost reductions are implemented and we get passed the bulk of the reorganization expenses. Some duplicate costs will be incurred earlier in the year as the remaining plants are staffed up in anticipation of the actual closure of the plants already announced. The favorable impact of our increased use of the outsourcing model for many of our financial institutions and the growth in Harland Connect and HBS Advantage will also contribute to the favorable earnings trend.

Software & Services segment income is expected to improve significantly in 2004. This will reflect the full-year impact of the education (Enterprise) Service Center operation, which was acquired in June 2003, as well as the impact of new products and services.

Scantron is expected to benefit from strong sales of our traditional products, growth in our existing new technology products, as well as introduction of new products.

Cash flow is expected to remain strong in all business units in 2004. Capital expenditures are expected to be in the $27 million to $32 million range. Refundable contract payments will continue at a higher than the pre-2003 level, but we are seeing signs that this may improve in 2004. Depreciation and amortization are expected to be about $80 million in 2004, a $17 million increase, which is largely driven by amortization of refundable contract payments. This guidance reflects average diluted shares outstanding of 28.5 million. The effective tax rate is expected to be about 38%.

That concludes the financial discussion. I would now like to turn the call over to Tim.


Timothy Tuff, Chairman and Chief Executive Officer
--------------------------------------------------------------------------------

Thanks Charlie, and thanks all of you for joining us today as we discuss our results for the fourth quarter and year-end.

We had a solid fourth quarter and, for the year, achieved operationally what we said we were going to achieve in 2003 at the beginning of the year, and that was in spite of a very competitive market in Printed Products.

We continued to implement our strategy of transitioning Harland from primarily printed products company to a technology company. Since 1999, the percentage of our revenue coming from our technology businesses has more than doubled to 37%. Our employee base too, has changed to reflect the transition. At the end of 2003, our total headcount was approximately 4,900 compared to the approximately 5,500 in 1999. However, we now have a software organization of almost 1,200 employees, compared to approximately 200 five years ago.

Our software business now has a revenue run rate of approximately $200 million annually. In Scantron we continued to be the leader in testing and assessment solutions, with a clear leadership position in paper solutions, but an increasing presence in electronic solutions.

We continue to build on our strong channels of distribution in the financial and educational markets and are showing good progress in integrating our products and services. We believe that our ability to offer both printed and electronic solutions on an integrated basis is a real competitive advantage for us.

At the same time we continue to take steps to reduce our cost in all parts of our business, the most significant example of which is the reorganization of Printed Products, which we announced at the end of the third quarter 2003.

I would like to now give you an overview of our progress in each of our segments, starting with Printed Products, which include Checks, Business Solutions and Precision Marketing, which encompasses our direct marketing and investment services, and analytical services businesses.

Printed Product sales were down approximately 6% year-over-year and segment income was down approximately 43%. These numbers don't however reflect the progress that we have made in improving the performance of this business.

Overall check unit volume was down 9% in the quarter, which is attributable to the previously announced loss of a few large accounts and general market erosions. Market erosion has been estimated to be 3 to 4% per annum. We now believe it might actually be slightly higher, approximately 4% to 5% per annum, but we will not know for certain until industry numbers are made available. While unit volume was down, our overall price per unit was up in the quarter, more a function of our mix of business than market conditions. As I mentioned earlier, the check environment has been extremely competitive. We believe there will be more stability in 2004, but some of the contracts we negotiated in 2003 and expect to sign in the early part of this year won't reflect that improvement.

We continue to focus on the community bank and credit union segments, which are generally more profitable segments of the market. As I said consistently, we will be strategic in the large national accounts we pursue, but we are making progress in that segment as well.

In the third quarter, we announced that we had become the exclusive provider at two large accounts, which were previously shared with a competitor. In the fourth quarter, we picked up another exclusive relationship that had been shared. This business is now beginning to come on line.

Our Business Solutions business was down 3% in the quarter year-over-year due primarily to the previously announced loss of a large account. However our HBS Advantage program, which is an outsourcing program designed to help financial institutions strengthen relationships with their small business customers, has increased rapidly.

Precision Marketing includes our Direct Marketing Investment Services and Analytical Services business. We have been saying for some time that we believe our Direct Marketing Investment Services business will pick up in line with the economy. This part of our business did see a 4% increase in sales in the quarter year-over-year, but the improvement came from new products rather than better market conditions.

Sales in our Analytical Services business were down in the quarter due primarily to delays in receiving data from our customers. However, we continued to make good progress in demonstrating the benefits of this behavioral modeling service and see a high conversion rate among financial institutions that try it.

As we said before, we are managing our Printed Products business for cash and we are aggressively reducing costs in this business. Late in the third quarter of 2003, we announced a reorganization of Printed Products, including plant rationalization and reduction in SG&A expenses. The reorganization continues on schedule, and we expect it to be completed this year. In the first half of 2004 we will experience some inefficiencies and duplicate costs as we transition work between plants, as well as increased costs as we scale up our call centers to accommodate the growth of our outsourcing programs. The major benefits of the reorganization will be seen in the second half of the year.

Let me now turn to Software & Services, which posted a nearly 15% year-over-year increase in sales and segment income that more than doubled.

Organic growth was 4% year-over-year and our backlog increased to more than $100 million.

Our Software & Services segment is composed of our Core Systems, Delivery Systems, Mortgage Solutions, and Retail Solutions businesses. We are now operating these businesses in two groups: Core Systems, and Retail and Lending. This helps facilitate the tighter integration of our products and enables us to eliminate duplicate costs.

Core Systems had a strong quarter with sales up 49% year-over-year and organic growth was 18%. Core Systems closed 12 new deals and 8 significant upgrades in the quarter compared with a loss of two customers to competition. One of these moved to a service bureau and the other was acquired. Almost two-thirds of the credit union market utilizes an in-house core systems solution and the remaining third uses a service bureau model. With our acquisition of PSI last year, we are now able to service the entire credit union market. The service bureau part of our business has exceeded the expectations we had at the time of the PSI acquisition. One reason for this is that PSI was already using the ULTRADATA system, which facilitated quick integration with our operations and other products.

In the community bank market, we have started to demonstrate tighter integration with other Harland products, and this has enabled us to move the SPARAK system up market and increase its appeal among larger community banks. Its appeal among community banks was further enhanced in 2003 when we received IBM's Advanced Partner Status for the SPARAK system to deliver integrated core systems solutions to the community bank market.

In Retail and Lending, our Retail Solutions business continues to grow as financial institutions invest in traditional brick-and-mortar branches. Sales were up 18% in the quarter year-over-year, building on a 7% increase in the third quarter. We anticipate increased expenditures by financial institutions in this space in 2004.

Delivery Systems is one of our two compliance businesses in the Retail and Lending group. We continue to experience longer lead times in this business, especially among the larger accounts, which contributed to an 8% decrease in fourth quarter sales year-over-year. However, we do believe that we have increased market share during the course of the year and are well positioned in this market.

Mortgage Solutions is our other compliance business. We saw a 12% increase in sales year-over-year, which is attributable to the full quarter of INTERLINQ. We are developing a new mortgage product, E3, which continues to perform well in beta testing and remains on target for introduction at the end of the first quarter.

We believe that several factors position us for growth in our software business. The first is the focus we are placing on integrating our products. For example, in the credit union market our ULTRADATA system has been integrated with twelve other Harland products and services, and that has been a distinguishing factor for us. We are following a similar strategy in the community bank market building on the SPARAK system. Our solutions are also receiving more national recognition. The IBM Advanced Partner Status mentioned earlier is one example. Another is our expanded relationship with CUNA [Credit Union National Association] & Affiliates. We were already CUNA's endorsed share draft provider on the Printed Products side, and we recently announced that CUNA named us its endorsed provider of compliant business lending and customer relationship management technology, as well. These endorsements give us added credibility in the credit union market place. Our served markets are therefore increasing in size as we add service bureau capabilities for smaller institutions and more powerful systems for larger community banks and credit unions. And in 2004, you will see a number of important new products and services also coming to the market.

Turning now to Scantron, which is composed of three businesses: Testing and Assessment, Data Collection, and Scantron Service Group. Scantron sales were up almost 6% in the fourth quarter year-over-year, and segment income was up 38%.

Our Testing and Assessment sales were up 11% in the quarter in spite of tough school budget constraints. While schools may not be spending money on new technology, they are still administrating greater number of tests, which resulted in a strong quarter in our traditional forms business. In fact, we had record sales to traditional forms in December. We also administered more than 50% more tests in 2003 using our online Performance Series products than we did in 2002. In addition, we reaped benefits of the cost reduction steps we took throughout 2003.

Our Data Collection sales grew 3% in the fourth quarter, due primarily to increased sales of OMR equipment and survey services. We also grew the service bureau part of our business and won some significant new accounts in the financial institution market.

Scantron Service Group provides maintenance and service for computer systems and peripherals. We continue to achieve high levels of customer satisfaction in this business, which helps us to attract major new accounts. Sales increased 4% in the fourth quarter year-over-year. We were particularly encouraged by the number of new installations, especially in the financial institution market where we are seeing a natural alliance between our Core Systems and Scantron Service Group businesses.

So, to recap, we had a solid fourth quarter and, for the year, achieved what we said we were going to achieve in 2003, in spite of a very competitive market in Printed Products. In 2004, we will continue with our transformation of Harland from printing to integrated technology solutions and to improve efficiencies in each part of our business.

Our cash flow remains strong and our strategy for utilizing it remains the same: to strengthen shareholder value through a combination of internal development, acquisition and stock buyback. During the fourth quarter we repurchased 736,000 shares at an aggregate cost of $20 million, yet also reduced our debt level by $13 million.

From an earnings perspective, we expect 2004 results to be in the range of $1.91 to a $1.96 per share, which includes an estimated 20 cents per share of exit costs and severance charges related to the Printed Products reorganization. We expect first quarter results to be in the range of 33 cents to 38 cents per share, which includes an estimated 2 cents per share of exit costs and severance charges. As Charlie said, we expect our technology businesses to continue growing year-over-year throughout 2004. Printed Products will be down in the first half of the year because of more exit and transition costs, but we expect to see the benefit of this reorganization in the second half of the year.

With that I would like to open it up to any questions.

Operator: Thank you the question and answer session will be conducted electronically today. If you would like to ask a question or make a comment you may signal us by pressing the star key followed by the number one on your telephone keypad at this time. Once again if you would like to ask a question or make a comment you may signal us by pressing star one on your telephone keypad at this time. We will pause for just a moment. And once again press star one if you would like to ask a question. We will take our first question today from Nik Fisken with Stephens Incorporated.

QUESTION AND ANSWER SECTION

Q - Nikolai Fisken: Hi, good morning everybody.

A - Good morning Nik.

Q - Nikolai Fisken: If you look at the Printed Product Division, it increased sequentially by $11 million. Can you walk us through what exactly happened there and were there any termination payments in that number?

A - Charles Carden: The restructuring costs that we incurred during 2004, Nik were largely in the fourth quarter, we just had a very small amount in the third quarter. We did have three extra days of production which impacted revenue and that was a plus for the quarter.

Q - Nikolai Fisken: In talking about the revenue going from $118 to $129 sequentially?

A - Charles Carden: Well primarily that's the extra production days.

Q - Nikolai Fisken: Extra production days. Were there any termination payments in there?

A -Charles Carden: Yes there were.

Q - Nikolai Fisken: And - and how much were they?

A - Tim Tuff: I think they were approximately the same as the previous year and in the order of $2 million.

Q - Nikolai Fisken: Okay. We've had an interesting '03 tax year and the outlook that Charlie always gave was that it was going to return 38% for the next quarter, and it never did. You gave us guidance of 38% for '04, why shouldn't we believe that there is any more NOL's etcetera, that will lower the effective rate?

A - Charles Carden: Well, some of the impact that happened in '04...'03 rather related to the mix of business among the state, which lowered the state rate. We were able to utilize certain capital loss carry forwards against gains that occurred during the year. It is difficult to forecast gains and we have now sold those investments we have also used up the capital loss carry forward. So that would not be a further impact going forward. We had renewal of a grant in Puerto Rico late that affects our tax rates late in the year and that did lower it a little bit. But as always, the outlook is always based on a function of looking at where we are now, what we are seeing in terms of mix of business. And we include anything that's unusual, but we wouldn't...we...there is no way we could forecast the utilization of a valuation allowance on capital loss carry forwards.

Q - Nikolai Fisken: Okay. And going back to the first question, what's the average termination payment been per quarter over the last couple of years?

A - Charles Carden: It would be quite low when you're talking about an average per quarter we haven't had all that many and it does vary.

Q - Nikolai Fisken: Okay. Charlie you said that you - for us to expect $6 million of interest expense and 28.5 million shares for the guidance for `04, what did you assume you are going to use your cash for?

A - Charles Carden: Well, as you know Nik, we never forecast repurchase of the stock. We indicated as Tim reiterated in his comments what our strategy is relative to our use of our investable cash going forward, which is internal development, acquisitions and stock repurchase. But we don't forecast timing or amount for stock repurchases. In terms of the interest expense, there are two offsetting items in there, we are projecting debt to go down. We are projecting the interest rates to move up very slightly. But it's not a material change to interest rates.

Q - Nikolai Fisken: So in your guidance you assume, you used your free cash to pay down debt?

A - Charles Carden: Essentially yes.

Q - Nikolai Fisken: Okay. Last question I have got is the backlog from HFS continues to do very well, can you walk us through what products exactly are selling well?

A - Tim Tuff: Well, if we look at the fourth quarter what you saw was a- was our Core Systems business really picking up steam. Part of that is the acquisition of PSI and - but, even the organic growth rate was very encouraging. And so we are seeing good progress in both Core Systems, for credit unions and also Core Systems for community banks. The other areas that was strong was, in the fourth quarter was our retail business and in particular teller business and that is very much tied to what we have been saying for a while...that we are expecting an increase in investments by banks in branches and upgrading of that technology, because that was a technology that didn't get upgraded to the same extent back in Y2K and you are really seeing the full benefits of that and we have a strong position in that market.

Q - Nikolai Fisken: Last question, in the press release, it says on the charges that there were $6.7 million, 14 cents of earnings per share, which is a taxed number. And then the pre-tax gain of $2.7 million, which is equivalent to 9 cents per share, which looks like an un-taxed number, can you kind of walk us through that?

A - Charles Carden: Well the difference as I mentioned earlier Nik it's the capital loss carry forwards against which we had a full valuation allowance, where we were to use against that those gains on sales of investment, therefore they are essentially tax free.

Q - Nikolai Fisken: Right, thank you.

Operator: And before moving on, I would once again like to remind our audience, it's star one on your telephone key pad to ask a question. And next we will go to Dennis Delafield with Delafield Asset Management

Q - Denis Delafield: Thank you, Charlie I just missed three numbers as you were going through it, the capital expenditures for '04, D&A for '04, and I think you said refundable contract payments were expected to the about the same as they were in '03 was that correct?

A - Charles Carden: We didn't give a number on refundable contract payments, we said that we expect that it will continue higher than what we saw before 2003, but we may see some improvement or we think we may see some improvements in 2004. In terms of the D&A that was $80 million, the capital expenditures were $27 to $32 million.

Q - Denis Delafield: Thanks very so much.

Operator:  We will go back to Nik Fisken for a follow up question.

Q - Nikolai Fisken: That was quick. Charlie, how much did you guys spend on the customer care initiative in 2003 and what's the outlook for '04?

A - Charles Carden: We are probably about three-fourths of the way through the expenditures to date in terms of, you know, how much we have accomplished through 2003. The expenditures during '03 were probably in the $15 to $20 million range, but that is as close as I could gave you right now. We are about again about three-fourths through with the expenditures through 2003.

Q - Nikolai Fisken: Okay. And - and the 6.7, what line item is that in? The $6.7 million charge?

A - Charles Carden: It's both in cost of sales and SG&A, because some of it relates to the plant closing and some of it is just pure severance related to SG&A reductions.

Q - Nikolai Fisken: Can you give us the split between those two?

A - Charles Carden: The cost of goods sold was $3.8, the SG&A was $2.9.

Q - Nikolai Fisken: And last quarter you said that not to expect a pickup in Scantron sales in next 12 to 18 months, are you still...feel that's good guidance?

A - Tim Tuff: Well, we said not to expect a pickup, in the new technology, to say, but are certainly not counting on it. If you look at Scantron's other businesses, you are going to see a from a mid single-digit growth, if some of the new products and you will see us introducing new products in 2004. If some of them actually kicked in, then you could see the growth rate kick up higher than that. But we are not planning for an improved budget environment for schools in 2004.

Q - Nikolai Fisken: Okay. And you said that the charge for first quarter should be 2 cents a share. What is it on the gross basis, because it sounds like you guys are going to book a gain against it?

A - Charles Carden: One second on that Nik....

Q - Nikolai Fisken: And then while you are you looking that up...the other 18 cents, is that going to be pretty even throughout the '04?

A - Charles Carden: Mostly our Q2 with some in Q3. It will be...Q2 will be the peak.

Q - Nikolai Fisken: Okay.

Operator:  And any further Mr. Fisken?

Q - Nikolai Fisken: I was going to wait for that answer, but yeah that's it.

A - Charles Carden: The easiest way to explain it...well the overall would be roughly 4.5 million and all but about 800,000 of that will probably be offset by gains.

Q - Nikolai Fisken: Does that means you guys are increasing the amount you're going to...the amount expected to?

A - Charles Carden: No.

Q - Nikolai Fisken: Is it plant consolidation?

A: No, we were actually down some Nik, the primary reason for the changing in our timing is, we had a sale of a plant assumed to take place in 2005, we now expect it to take place in the very near future.

Q - Nikolai Fisken: Okay.  So, that's the gain?

A - Charles Carden: Yes and it moves from '05 to '04 on timing.

Q - Nikolai Fisken: Okay.  Great, thank you.

Operator:  And, moving on, we will now go to DA Davidson's John Kraft.

Q - John Kraft: Good morning. My star 1 didn't seem to be working too well. I wanted to clarify a couple of questions that Nik asked. In the sequential Printed Products uptick in this quarter, was any of that due to the large dual source contract that you said became exclusive with you guys in the quarter?

A - Tim Tuff: Very little.

Q - John Kraft: Okay. And then, the other clarification in backlog, the E3 mortgage product that's still in beta, have you guys been able to start taking orders for that? And, has any of the backlog increased from that?

A - Tim Tuff: Yes, a lot of that's been in backlog ever since we acquired INTERLINQ. That backlog...backlog does not...that's not what's causing the increase in our backlog.

Q - John Kraft: Okay. And then, talking about the - I mean, you mentioned the $20 million as far as cost savings expected with your restructuring. How much of that do you expect to reap in...in 2004?

A - Tim Tuff: Well, you are really going to see the benefits in 2005, but you will start seeing a lot of the benefits in the second half of 2004. In the first part of the year, you will not see that because...in fact, it moves in the other direction; you get some inefficiencies when you are actually closing plants, because you have to put - you have to train up more people in the plants that are receiving the business at the same time as you are scaling down employment in the old plants. That actually results in a short term and a net increase in headcount. Now, that obviously phases out very rapidly, and you will start seeing these new in the existing plants really increasing their capacity utilization in the second half of the year. And, because we have been operating digital in these plants for a while, we are very confident they're going to come very rapidly down the learning curve. But, the full impact to you...you won't see until 2005.

Q - John Kraft: So, I don't want to put words in your mouth. But, would you say half of it - I mean, the second half of '04 you might get $10 million in savings?

A - Tim Tuff: Any improvement we are anticipating is built into our guidance.

Q - John Kraft: All right, that's good, thanks.

Operator:  Moving on, we will go to Simeon Wooten with Investment Counselors.

Q - Simeon Wooten: Yes, hi. A couple of... most of my questions have been answered, but one question, is that $20 million cost saves, was that pre tax or after tax?

A - Charles Carden: Pre tax.

Q - Simeon Wooten: Pre tax. Okay, and, what's the expectation, I didn't quite hear 2004 unit check expectations.

A - Tim Tuff: We didn't give guidance on that, but I would expect us to move in line with the market.

Q - Simeon Wooten: Which is now you - I think you indicated 4 to 5% decline?

A - Tim Tuff: Yeah, you know, we estimate 4 to 5% decline, but I would really like to see the industry statistics on that before, you know, we go definitive on that. But, we have been saying 3 to 4% but as we do our calculations, it looks slightly higher than that to us. And so, we are saying that - we are assuming and we think you should assume a 4 to 5% for the market decline.

Q - Simeon Wooten: Okay, thank you.

A - Tim Tuff: I would stress though Sim, that is for units.

Q - Simeon Wooten: Great.

A - Tim Tuff: With the whole move, the industry to an outsourcing model and, we now have 15 of our top 20 customers on an outsourcing model. That represents obviously opportunities for increased value per unit or price per unit.

Q - Simeon Wooten: So, would you expect your average pricing per unit then to be greater than the last couple years' increases?

A - Tim Tuff: I think it takes time for those programs to kick in, because where you really have the opportunity to up sell and cross sell is when a customer reorders. So, you have a bank that commits to an outsourcing contract, and there are only a certain number of customers who are opening accounts at any point in time where you really get the full benefit is on the reorders. And, reorders can be sort of - and sometimes 9 months out.

Q - Simian Wooden: Great, okay, thank you.

Operator:  Let's go back to Nik Fisken for a follow up.

Q - Nikolai Fisken: Kind of following on Sim's question. Tim, it sounded like you just guided a 4 to 5% decline in unit for '04. Does that exclude the effects of Washington Mutual and SouthTrust?

A - Tim Tuff: Our guidance of 4 to 5%...is...takes into account all of our contracts and including wins and losses. We don't comment on specific financial institutions.

Q - Nikolai Fisken: And, if I look at first quarter Printed Products...Charlie is the number of days equivalent to fourth quarter?

A - Charles Carden: No, it's not. It's six lower than the fourth quarter.

Q - Nikolai Fisken: Great, thank you.

Operator: And, as a final reminder, it's star one on your telephone to ask a question. And, it appears we have no further questions. A rebroadcast of this conference is available starting today at 1 o'clock pm Eastern Time, and will run until February 5, 2004 at midnight Eastern Time. You may access the rebroadcast by calling 719-457-0820. Please reference pass code, 679662. Again, that number is, 719-457-0820; the pass code is 679662. At this point, I would like to turn things back to Mr. Bond. Please go ahead, sir.


Henry Bond, Treasurer & Vice President, Investor Relations
--------------------------------------------------------------------------------

Thanks, Brett. We appreciate your joining us this morning as we covered our 2003 fourth quarter and yearend results and our outlook for 2004. The replay of the call is also available on our website. Thanks again for joining.

Operator: That does conclude our program. Once again everyone, thank you for your participation, and have a pleasant day.